Exhibit 10.1

[Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and attachments to this exhibit have been omitted. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.]

Financing and Strategic

Planning Advisory Agreement

Party A:  the “Company”）Northann Corp   (NYSE: NCL, “NCL”)

Party B:  (the “Advisor”) Linkun Investment LLC

Whereas:

Party A, due to the needs of business development, intends to implement a comprehensive strategic plan, pursuing both organic growth and growth through mergers and acquisitions. To this end, Party A plans to hire Party B as a consulting advisor to participate fully in the formulation of the relevant plan. Party B agrees, in addition to participating in the strategic planning of Party A, to assist Party A in introducing institutional investors to support the necessary funding for the strategic plan.

After friendly consultations, the parties have reached the following agreement, which is to be jointly observed and executed:

Article 1: Scope of Entrustment and Content

Party A entrusts Party B, and Party B accepts the entrustment, to provide Party A with the following services, including but not limited to:

1.1	Assisting the Company in planning and executing future development plans to promote the company's long-term growth and create value for shareholders.

1.2	Assisting the Company in identifying potential mergers and acquisition targets, working together with the company to map out strategic planning through M&A growth.

1.3	Planning, budgeting, and forecasting: Helping the Company to align PB&F processes across the Company for better collaboration.

1.4	Operational planning: Working with the Company to eliminate information silos in operations and finance by implementing an iterative and collaborative process

1.5

Collaborating with the Company's internal and external professional teams to strengthen corporate governance and ensure the company's operations and development comply with U.S. public company laws and regulations;

1.6

Assisting the Company in enhancing professional investment institutions' and other potential investors' recognition of the company's value, and increasing the attention and recognition from institutional investors and others toward the company.

1.7	Assisting the Company in raising capital from investors located in Hong Kong.

Article 2: Term of Agreement

The term of this agreement shall be six (6) months, commencing from the date on which this agreement is executed.

Article 3: Responsibilities and Obligations of Party A

3.1

Party A shall provide Party B with truthful, accurate, timely, and effective necessary information and materials. Party A guarantees that there are no material misstatements, omissions, or misleading information in the documents and information provided to Party B related to this agreement.

3.2	Party A shall, upon Party B's request, provide information, personnel, and other relevant cooperation during the financing process.

3.3	Party A shall pay remuneration to Party B (or have it paid by a designated payor) in accordance with the terms of this agreement.

3.4

During the term of this agreement, Party A shall not directly negotiate with or enter into a financing agreement with investors introduced by Party B without Party B's knowledge and written consent. If such a situation occurs, it will be deemed that Party B has facilitated the financing agreement between Party A and the investors, and Party A shall pay Party B remuneration as stipulated in Article 5 of this agreement.

3.5	Party A has the right to negotiate with and enter into financing agreements with investors not introduced by Party B, but must inform Party B in advance.

3.6	Without the written consent of Party B, Party A shall not disclose Party B's trade secrets obtained during the cooperation process.

3.7	When Party B recommends investors to Party A, Party A must confirm by signing and stamping the recommendation letter.

Article 4: Responsibilities and Obligations of Party B

4.1	Party B shall assist in market research, industry surveys, and competitive market analysis according to Party A's overall strategic plan, providing a basis for Party A's decision-making.

4.2

Party B shall assist Party A in conducting due diligence on potential acquisition targets, and design transaction structures, acquisition plans, and acquisition financing plans based on the characteristics of the projects.

4.3

Party B shall assist Party A in post-acquisition integration work to achieve synergies from the acquisitions. Party B shall recommend excellent intermediaries to Party A, including brokers, law firms, accounting firms, and asset appraisal institutions.

4.4	Party B shall, based on professional judgment, proactively select various channels to introduce Party A to suitable investors.

4.5

Party B shall undertake confidentiality obligations and sign a "Confidentiality Undertaking." Party B shall not maliciously use or disclose any of Party A's trade secrets obtained during the cooperation to third parties, except with Party A's written consent or as required by government or judicial authorities.

4.6	Party B commits not to accept any hostile business engagements against Party A and will make every effort to protect Party A's interests.

4.7	Party B shall provide the following financing services to Party A:

4.7.1	Assist Party A in drafting relevant financing materials for potential investors' reference;

4.7.2	Send financing materials to potential investors, follow up in real-time, and coordinate communication and negotiations between Party A and potential investors;

4.7.3	Accompany Party A's representatives to roadshows and assist in signing letters of intent with interested investment institutions;

4.7.4	Actively assist Party A in finalizing investment agreements with investors who have signed letters of intent;

4.7.5	Other necessary services as agreed upon in writing by both Party A and Party B.

Article 5: Conflict of Interest

5.1

During the term of the consultancy agreement, the Company has the right to request the Consultant to provide services within reasonable working hours. However, the Consultant is not providing exclusive services to the Company and is entitled to offer corresponding services to other companies and individuals. If the Consultant provides services to other individuals or entities that present a potential business conflict or contradiction with this agreement, the Consultant must promptly notify the Company in writing. Upon receiving such notification, the Company has the right to decide whether to continue with this consultancy agreement. If the Company does not raise any objections within seven days of receiving the notice, it shall be deemed that the Company permits the Consultant to engage in other business activities and consents to the Consultant providing services to other companies.

Article 6: Travel Expenses

6.1

The Consultant shall bear the costs of personnel, travel, accommodation, and meals incurred during the performance of due diligence and coordination of financing activities as required under this agreement. If the Company requests the Consultant's assistance for any specific activities, the Company shall reimburse the Consultant for travel, accommodation, and meal expenses.

Article 7: Consultant Authority

Without prior written consent from the Company's Chairman or Chief Executive Officer, the Consultant is not authorized to sign any agreements, contracts, or letters of intent on behalf of the Company. Unless the Company issues written authorization, the Consultant is not entitled to represent the Company or assume any legal responsibilities on behalf of the Company.

Article 8: Compensation

In lieu of cash and in consideration for the Services, NCL (Party A) agrees to pay Linkun (Party B) 3,000,000 common shares of NCL (the “Compensation Shares”). The Compensation Shares shall be restricted shares without any registration rights.

Article 9: Confidentiality

9.1

The Consultant and its affiliates shall keep the contents of this agreement and any business secrets of the Company obtained during the service strictly confidential. Without prior written consent from the Company, the Consultant shall not provide or disclose the contents of this agreement or any materials and documents submitted by the Company to any third party.

9.2

The Company shall keep confidential the contents of this agreement, as well as any written reports, opinions, and non-written planning and consulting services provided by the Consultant. Without prior written consent from the Consultant, the Company shall not provide or disclose the contents of this agreement or any materials and documents submitted by the Consultant to any third party.

9.3	The confidentiality obligations set forth above shall remain in effect for three years after the expiration, termination, or cancellation of this agreement.

9.4	The confidentiality obligations do not apply to the following information:

9.4.1	Information in the public domain;

9.4.2	Information that becomes public knowledge without the fault of the party under confidentiality obligations;

9.4.3	Information obtained from sources other than the party under confidentiality obligations, where such sources are not subject to confidentiality obligations;

9.4.4	Information disclosed as required by law, court order, or other governmental authority.

Article 10: Liability for Breach of Agreement

Each party agrees and undertakes to compensate the other party for any losses suffered or related to the breach of this agreement by the breaching party, thereby indemnifying the other party against such losses. However, if this agreement contains specific provisions for calculating liquidated damages, those provisions shall apply.

Article 11: Governing Law and Dispute Resolution

This agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands (BVI). Any disputes arising from or related to the performance of this agreement and its supplements shall be resolved through negotiation between the parties.

Article 12: Exemption Clause

In the event that the performance of this agreement is prevented or hindered due to unforeseeable and irresistible factors such as natural disasters, war, or significant changes in national laws or policies, the defaulting party shall not be liable for breach of contract. However, if the defaulting party fails to notify the other party within a reasonable time and provide corresponding evidence, resulting in an increase in the other party’s economic losses, the defaulting party shall be liable for compensating the additional economic losses incurred by the other party.

Article 13: Amendments, Resolution, and Termination of the Agreement

13.1

Any matters not covered by this agreement may be determined by both parties through mutual consultation and the signing of a supplementary agreement or confirmation letter. In case of any inconsistency between the supplementary agreement or confirmation letter and this agreement, the terms of the supplementary agreement or confirmation letter shall prevail.

13.2	This agreement may be amended, rescinded, or terminated by mutual agreement of both parties.

Article 14: Effectiveness and Miscellaneous

14.1	This agreement is executed in two copies, with each party holding one copy, and both copies have equal legal effect.

14.2

This agreement shall come into effect from the date on which it is signed or stamped by the legal representatives of both parties and affixed with their respective official seals. This agreement may be signed electronically and is deemed as valid as a physical signature, carrying legal binding force.

14.3	This agreement supersedes any prior oral agreements, understandings, or memoranda of understanding reached by the parties concerning the entrusted matters.

14.4

If any provision of this agreement is found to be invalid due to non-compliance with laws and regulations, it shall not affect the validity of the remaining provisions. The parties may renegotiate and reach new provisions that comply with legal and regulatory requirements in accordance with the intent of the agreement.

14.5	The failure of a party to exercise any rights under this agreement should not be construed as a waiver of those rights, nor should it limit the future exercise of such rights.

14.6	The "Confidentiality Undertaking" signed as part of the performance of this agreement is an integral part of this agreement and has the same legal effect as this agreement.

Signature Page:

Party A: Northann Corp

Signature/Seal：	/s/Lin Li
By:	Lin Li
Title:	CEO
Date:	December 4, 2024

Party B: Linkun Investment LLC

Signature/Seal：	/s/ Sam Van
By:	Sam Van
Title:	Manager
Date:	December 3, 2024

Exhibit A

Designation List

[XXX]: 3,000,000 shares